Exhibit (i)(4)

222 NORTH LASALLE STREET SUITE 2600 CHICAGO, ILLINOIS 60601-1003 T: +1 (312) 609-7500 F: +1 (312) 609-5005 CHICAGO • NEW YORK • WASHINGTON, D.C. LONDON • SAN FRANCISCO • LOS ANGELES

February 26, 2015

Deutsche Value Series, Inc.
       Deutsche Equity Dividend Fund
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Deutsche Value Series, Inc. (formerly, DWS Value Series, Inc.), a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 72 to the Corporation’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of shares of capital stock, $0.01 par value, of Deutsche Equity Dividend Fund (to be known as Deutsche CROCI® Equity Dividend Fund effective March 1, 2015), a series of the Corporation (the “Portfolio”), which shares of the Portfolio have been classified and designated as Class R6 (the “Shares”).  The Corporation is authorized to issue fifty million (50,000,000) Shares of the Portfolio (the “Authorized Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Corporation’s Amended and Restated Articles of Incorporation, as amended, the Corporation’s Amended and Restated Bylaws, the actions of the Board of Directors of the Corporation that authorized the approval of the foregoing documents, securities matters and the issuance of the Authorized Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Board of Directors of the Corporation.

VEDDER PRICE

Deutsche Value Series. Inc.
February 26, 2015

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the statutory laws and regulations of the United States of America and the statutory laws and regulations (other than the conflict of law rules) of the State of Maryland, in each case, as in effect on the date hereof, and which, in our experience, are normally directly applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Authorized Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Authorized Shares to be issued pursuant to the Post-Effective Amendment will be legally issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent.  This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/VEDDER PRICE P.C.

VEDDER PRICE P.C.